Exhibit 10.10

October 15, 2017

Laura Shawver, Ph.D.

7135 Fay

La Jolla, CA 92037

VIA ELECTRONIC MAIL	CONFIDENTIAL

lshawver@cleavebio.com

Dear Laura,

We are very pleased to extend to you the offer of employment for the position of President and Chief Executive Officer. You will also serve as a Director on the Board of Directors of Synthorx, Inc.

The following outlines your offer of Employment:

Start Date:	On November 27, 2017; we understand that you might need to transition out of Cleave and so we would accommodate a fractional position up to 6 months.

Compensation:

Your semi-monthly salary in the amount of $18,750.00 will be paid to you on the 15th and on the last day of each month, less all standard payroll deductions and withholdings, in accordance with the Company’s normal payroll practices; should the 15th or the last day of the month fall on a weekend day or holiday, then payment would be made on the last business day prior to the weekend or holiday.

Relocation Fee:

The Company will reimburse you for relocation expenses up to Ten thousand dollars ($10,000.00). In the event that you terminate your employment with the Company for any reason before 12 months, you then agree to repay in-full the amount back to the company prior to your departure.

11099 N. Torrey Pines Road, Suite 290, La Jolla, CA 92037

Main: (858) 750-4700    Fax: (858) 750-4701

Sick Time Policy:	As of your date of employment, you will be eligible to accrue sick time at a rate of 3.33 hours per month, up to a maximum of five days per year.

Company Benefits:

You will be eligible to participate in the company’s Medical, Dental, Vision, Life, AD&D, STD, LTD and 401(k) plans (the “Benefit Plans”). Your participation in any such Benefit Plans will be governed by the terms and conditions of such plans and the Company will have the right to amend or terminate any such Benefit Plans in its sole discretion.

Annual Bonus:

You will be eligible to receive a target bonus payment of thirty-five percent (35%) of your annual salary payable at the end of each calendar year, beginning in 2018. Such bonus would be contingent upon successful achievement of agreed upon objectives between you and the Company.

Performance/Merit
Review:	Annually

Equity Incentive Plan:

It is contemplated that you will be granted an option to purchase, pursuant to Synthorx’s equity incentive plan, a number of shares of Synthorx’s common stock equal to 5% of Synthorx’s post Series B financing fully diluted capitalization. Such option grant shall be made at a purchase price per share equal to the fair market value of Synthorx’s common stock on the date of grant as determined by Synthorx’s Board of Directors and will vest as follows: 25% of the shares subject to the option will vest on the one year anniversary of the vesting commencement date and the remaining shares will vest in equal monthly installments over the next 36 months.

Severance:	In the event your employment with the Company is terminated by the Company not for Cause[1] subject to

1 “Cause” means any of the following: (i) your material breach of any agreement between you and the Company, including but not limited to a breach of any confidentiality agreement or invention assignment agreement between you and the Company; (ii) your ongoing and repeated failure or refusal to perform or neglect of your lawful duties; (iii) your engaging in any act of dishonesty, fraud or misrepresentation; (iv) your violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

your execution of a release of claims acceptable in form and substance to the Company, the Company will continue to pay you normal salary payments for a period of six (6) months, less all standard payroll deductions and withholdings, in accordance with the Company’s normal payroll practices.

This offer of employment is at will, meaning, you may terminate your employment with the Company at any time and for any reason. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.    As a condition of employment, you must read, sign and comply with the attached Employee Proprietary Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company proprietary information.    This offer is contingent upon the company acquiring satisfactory references from the list that you have provided.

Federal law requires all companies to verify U.S. work authorization upon date of hire. Therefore, please bring your documents verifying identity and work authorization, i.e. passport, or driver’s license, and your social security card or birth certificate with you on your first day. If you do not have these documents, please contact my office prior to your start date.

To formally respond and accept this offer, please sign below and return to the Company by Friday, October 20, 2017. We look forward to your acceptance of this offer and to a mutually rewarding relationship. This letter sets forth all the material terms of our offer of employment, and it supersedes all prior offers, agreements and discussions about employment that you may have had with any employee of the Company, whether written or oral. The terms of this employment offer cannot be modified or amended by any Company employee, or by any action of the Company or any of its affiliated entities, unless made in writing, signed by both you, the Company’s CEO, and approved by the board of directors.

Very truly yours,

/s/ Jay B. Lichter, PhD

Jay B. Lichter, PhD

Interim Chief Executive Officer

Accepted by: /s/ Laura Shawver	Date: 10/19/17